Exhibit 99.1

PRESS RELEASE

INVESTOR CONTACT:

Lisa L. Ewbank

Synopsys, Inc.

650-584-1901

Synopsys-ir@synopsys.com

EDITORIAL CONTACT:

Yvette Huygen

Synopsys, Inc.

650-584-4547

yvetteh@synopsys.com

Synopsys Initiates $100 Million Accelerated Share Repurchase Agreement

MOUNTAIN VIEW, Calif. – Aug. 27, 2015 – Synopsys, Inc. (Nasdaq: SNPS) today announced that it has entered into an accelerated share repurchase agreement (ASR) with Bank of America Merrill Lynch to repurchase an aggregate of $100 million of Synopsys stock. This is the second ASR launched during the current fiscal year – the first being a $180 million ASR that was instituted in December 2014.

Under the terms of the ASR, Synopsys will receive an initial share delivery of approximately 1.7 million shares, with the remainder to be settled on or before December 7, 2015, upon completion of the repurchase. The specific number of shares that Synopsys ultimately repurchases under the ASR will be based on Synopsys’ volume weighted average share price during the repurchase period, less a discount.

About Synopsys

Synopsys, Inc. (Nasdaq:SNPS) is the Silicon to Software™ partner for innovative companies developing the electronic products and software applications we rely on every day. As the world’s 16th largest software company, Synopsys has a long history of being a global leader in electronic design automation (EDA) and semiconductor IP, and is also growing its leadership in software quality and security solutions. Whether you’re a system-on-chip (SoC) designer creating advanced semiconductors, or a software developer writing applications that require the highest quality and security, Synopsys has the solutions needed to deliver innovative, high-quality, secure products. Learn more at www.synopsys.com.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the expected settlement of the ASR. Forward-looking statements are subject to both known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, among others: the market price of Synopsys common stock during the ASR repurchase period; the ability of Bank of America Merrill Lynch to buy or borrow shares of Synopsys common stock; and the impact of global and regional economic and market conditions, including illiquidity and other risks of instability in the banking and financial services industry. Other risks and uncertainties that may apply are set forth in the Risk Factors section of Synopsys’ most recently filed Quarterly Report on Form 10-Q. Synopsys assumes no obligation to update any forward-looking statement contained in this press release.

1